Exhibit 10.31

IDACORP, Inc.
2000 LONG-TERM INCENTIVE AND COMPENSATION PLAN

PERFORMANCE UNIT AWARD AGREEMENT
Relative Total Shareholder Return

_____________, 20__

[[FIRSTNAME]] [[LASTNAME]]

In accordance with the terms of the IDACORP, Inc. 2000 Long-Term Incentive and Compensation Plan (the “Plan”), pursuant to action of the Compensation Committee (the “Committee”) of the Board of Directors, IDACORP, Inc. (the “Company”) hereby grants to you (the “Participant”), subject to the terms and conditions set forth in this Performance Unit Award Agreement (including Annex A hereto and all documents incorporated herein by reference), an award of units, or a right to receive shares of Company common stock, subject to the attainment of performance target levels (“Performance Units”) and an opportunity to earn additional Performance Units if performance exceeds target levels, as set forth below:

Date of Grant:	_____________, 20__
Number of Performance Units (the “Target Award”):	[[SHARESGRANTED]]
Maximum Number of Additional Performance Units:	[[SHARESGRANTED]]
Performance Period:	__________, 20__ through _________, 20__
Performance Goal:	IDACORP total shareholder return (“TSR”) relative to the Peer Group defined in Annex A for the Performance Period

Vesting Date:
To the extent the Performance Goal is met or exceeded, vesting of earned Performance Units subject to the Award (if any) shall occur upon completion of the Performance Period, with settlement as soon as administratively practicable in the calendar year following the Performance Period, but no later than March 15 (the “Settlement Date”).

Dividend Equivalents:
Dividend equivalents are accrued during the Performance Period and through the Settlement Date, and paid as soon as administratively practicable, but no later than March 15 of the calendar year following the Performance Period, with respect to Performance Units subject to the Target Award that are earned and any additional Performance Units that are earned.

THESE PERFORMANCE UNITS ARE SUBJECT TO FORFEITURE AS PROVIDED IN ANNEX A AND THE PLAN.
Further terms and conditions of the Award are set forth in Annex A hereto, which is an integral part of this Performance Unit Award Agreement.

All terms, provisions and conditions applicable to the Award set forth in the Plan and not set forth herein are hereby incorporated by reference herein. To the extent any provision hereof is inconsistent with the Plan, the Plan will govern.  The Participant hereby acknowledges receipt of a copy of this Performance Unit Award Agreement including Annex A hereto and a copy of the Plan and agrees to be bound by all the terms and provisions hereof and thereof.
IDACORP, Inc.

By: [[SIGNATURE]]
_________________________________
[[FIRSTNAME]] [[LASTNAME]]

Agreed:
[[SIGNATURE]]
_________________________________
[[FIRSTNAME]] [[LASTNAME]]

Address:

[[RESADDR1]] [[RESADDR2]]
[[RESCITY]], [[RESSTATEORPROV]] [[RESPOSTALCODE]]
Attachment:  Annex A

ANNEX A
TO
IDACORP, Inc.
2000 LONG-TERM INCENTIVE AND COMPENSATION PLAN
PERFORMANCE UNIT AWARD AGREEMENT
Relative Total Shareholder Return
It is understood and agreed that the Award of Performance Units evidenced by the Performance Unit Award Agreement to which this is annexed is subject to the following additional terms and conditions:
1.    Nature of Award. The Award represents the opportunity to receive units that settle in shares of Company common stock (“Shares”) and cash dividend equivalents on those units. The Award is subject to performance-based vesting conditions (“Performance Units”). Furthermore, if the performance results exceed target levels, additional Performance Units are earned and distributed in proportion to this excess as determined pursuant to Section 2 hereof. The amount of dividends paid on Performance Units shall be determined pursuant to Section 4 hereof.

1.	Performance Goal and Determination of Number of Performance Units Earned.

The number of Performance Units earned, if any, for the Performance Period shall be determined in accordance with the following formula:
# of Units = Payout Percentage X Target Award
If the Payout Percentage is not greater than 100%, the “# of Units” earned relates to the number of Performance Units subject to the Target Award. To illustrate, with a Target Award of 100 Performance Units, a 90% Payout Percentage would result in 90% of the Target Award being earned (90 Performance Units). If the Payout Percentage is greater than 100%, all Performance Units subject to the Target Award are earned and additional Performance Units equal to the “# of Units” in excess of the Target Award are earned. To illustrate, with a Target Award of 100 Performance Units, a 140% Payout Percentage would result in 100% of the Performance Units subject to the Target Award earned and 40 additional Performance Units earned. All Performance Units that are not earned shall be forfeited.
The “Payout Percentage” is based on the Company’s total shareholder return (“TSR”) relative to that of the Peer Group defined herein (the “Percentile Rank”) for the Performance Period, determined in accordance with the table set forth below:

TSR Table and Method of Calculation:

Percentile Rank	Payout Percentage (% of Target Award)
90th (“maximum”) or higher	200%
55th (“target”)	100%
30th (“threshold”)	45%
Less than 30th	0%
Performance results between threshold and target, and target and maximum, will be interpolated.
The Percentile Rank of a given company’s TSR is defined as the percentage of the Peer Group companies’ returns falling at or below the given company’s TSR. The formula for calculating the Percentile Rank follows:
Percentile Rank = (n - r + 1)/n x 100
Where:
n =    total number of companies in the Peer Group, excluding the Company

r =	the numeric rank of the Company’s TSR relative to the Peer Group, where the highest return in the group is ranked number 1.
To illustrate, if the Company’s TSR is the third highest in the Peer Group comprised of 29 companies, its Percentile Rank would be 93, which would result in a TSR Payout Percentage (weighted 50%) of 200%. The calculation is: (29 - 3 + 1)/29 x 100 = 93.
The Percentile Rank shall be rounded to the nearest whole percentage, with (.5) rounded up.
The “Peer Group” is defined as those utility companies listed in the Edison Electric Institute Index of U.S. Shareholder-Owned Electric Utilities during the entire three years of the Performance Period.
Total shareholder return is the percentage change in the value of an investment in the common stock of a company from the initial investment made on the last trading day in the calendar year preceding the beginning of the Performance Period through the last trading day in the final year of the Performance Period. It is assumed that dividends are reinvested in additional shares of common stock at the frequency paid using the Bloomberg Financial Services Total Shareholder Return methodology.
The total number of Performance Units earned shall be rounded to the nearest whole number of Performance Units, with (.5) rounded up.

3.    Vesting and Settlement of Performance Units. Subject to Section 2, Section 6 and Section 8 hereof and Article 13 of the Plan, vesting of earned Performance Units subject to the Award (if any) shall occur upon completion of the Performance Period. The Company will settle Performance Units that have vested, as soon as administratively practicable, but no later than March 15 of the calendar year following the Performance Period, by issuing one Share for each Performance Unit vested.
4.    Dividend Equivalents. The Participant shall be entitled to dividend equivalents in an amount equal to the cash dividends declared on a Share during the Performance Period and through the Settlement Date with respect to Performance Units that are earned pursuant to Section 2 hereof. Any such dividend equivalents shall be paid in cash to the Participant as soon as administratively practicable, but no later than March 15 of the calendar year following the Performance Period.
    5.    Forfeiture and Transfer Restrictions.

A.
Forfeiture Restrictions.  Except as provided otherwise in Section 6 hereof, if the Participant’s employment is terminated during the Performance Period, Performance Units shall be forfeited as of the date of termination.

B.	Transfer Restrictions. Performance Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated prior to the Settlement Date.
6.    Termination of Employment.  If the Participant’s employment is terminated during the Performance Period (i) due to the Participant’s death or Disability or (ii) due to the Participant’s Retirement, the number of Performance Units that are earned (if any) shall be determined in accordance with the provisions of Section 2 hereof as if the Participant had remained employed through the Performance Period, but shall be reduced by multiplying the number of Performance Units that would otherwise be earned times a fraction, the numerator of which is the total number of months (with any partial month treated as a whole month) elapsed in the Performance Period as of the date of such termination of employment and the denominator of which is the total number of whole months in the Performance Period, rounded down to the nearest whole number. Any such Performance Units earned shall vest on the date Participant’s employment is terminated and the Company shall settle such vested Performance Units in accordance with Section 3 hereof. Any cash dividend equivalents accrued with respect to such earned Performance Units shall be paid in accordance with Section 4 hereof.
7.    No Rights as Shareholder.  The Participant shall not have voting or other rights as a shareholder of the Company with respect to the Performance Units.

8.    Tax Withholding.  The Company may make such provisions as are necessary for the withholding of all applicable taxes on all Performance Units vested, earned or settled under this Award, in accordance with Article 15 of the Plan.
9.    Ratification of Actions.  By accepting this Award or other benefit under the Plan, the Participant and each person claiming under or through him shall be conclusively deemed to have indicated the Participant’s acceptance and ratification of, and consent to, any action taken under the Plan or the Award by IDACORP, Inc.
    10.    Notices.  Any notice hereunder to IDACORP, Inc. shall be addressed to its office at 1221 West Idaho Street, Boise, Idaho 83702; Attention: Corporate Secretary, and any notice hereunder to the Participant shall be addressed to him or her at the address specified on the Performance Unit Award Agreement, subject to the right of either party to designate at any time hereafter in writing some other address.
11.    Definitions.  Capitalized terms not otherwise defined herein shall have the meanings given them in the Plan.
12.    Governing Law and Severability.  To the extent not preempted by Federal law, the Performance Unit Award Agreement will be governed by and construed in accordance with the laws of the State of Idaho, without regard to conflicts of law provisions.  In the event any provision of the Performance Unit Award Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Performance Unit Award Agreement, and the Performance Unit Award Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.
13.    Clawback. All Shares paid out to the Participant under the Performance Unit Award Agreement are subject to recoupment by the Company under the terms of the IDACORP Clawback Policy attached hereto as Exhibit A.

14.    Additional Information. Please see Exhibit B for additional information regarding the Performance Units and related matters.

Exhibit A

CLAWBACK POLICY

If the Board of Directors determines that a current or former executive officer has engaged in fraud, willful misconduct, gross negligence or violation of Company policy that caused or otherwise contributed to the need for a material restatement of the Company’s financial results, the Compensation Committee will review all performance-based compensation awarded to or earned by that executive officer on the basis of performance during fiscal periods materially affected by the restatement. This would include annual cash incentive/bonus awards and all forms of equity-based compensation. If, in the Committee’s view, the performance-based compensation would have been materially lower if it had been based on the restated results, the Committee will, to the extent permitted by applicable law, seek recoupment from that executive officer of any portion of such performance-based compensation as it deems appropriate after a review of all relevant facts and circumstances.

In determining whether to recover a payment, the Committee shall take into account such considerations as it deems appropriate, including whether the assertion of a claim may violate applicable law or prejudice the interests of the Company in any related proceeding or investigation, the passage of time since the occurrence of the act in respect of the applicable fraud or intentional illegal conduct, and the cost of the recovery process versus the amount to be recovered. The Committee shall have sole discretion in determining whether an executive officer’s conduct has or has not met any particular standard of conduct under law or Company policy.

This policy will apply to new performance-based awards granted after the adoption of the policy. The policy will be updated to conform to the final clawback regulations adopted by the SEC pursuant to the Dodd-Frank Act.

Exhibit B

Dear Participant -

A copy of the 2000 IDACORP, Inc. Long Term Incentive and Compensation Plan (“LTIP”) and supplemental information is available on the Certent Participant Portal.

Additionally, IDACORP will make available to you without charge, upon your written or oral request, a copy of any and all documents incorporated by reference in Item 3 of Part II of the latest Registration Statement on Form S-8 relating to the LTIP (which documents are incorporated by reference in the Section 10(a) prospectus) and any other documents required to be delivered to employees pursuant to Rule 428(b) of the Securities Act of 1933, as amended. This includes, but is not limited to, the most recently filed version of IDACORP’s Annual Report on Form 10-K. IDACORP’s most recent Annual Report on Form 10-K is also available on the IDACORP website, www.idacorpinc.com.

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.